Exhibit 99.1

CYTOKINETICS, INCORPORATED

AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN

AMENDED BY THE BOARD OF DIRECTORS: FEBRUARY 6, 2013

APPROVED BY STOCKHOLDERS: MAY 22, 2013

AMENDED TO REFLECT THE REVERSE STOCK SPLIT: JUNE 25, 2013

AMENDED AND RESTATED BY THE BOARD OF DIRECTORS: FEBRUARY 3, 2015

APPROVED BY STOCKHOLDERS: MAY 20, 2015

AMENDED AND RESTATED BY THE BOARD OF DIRECTORS: FEBRUARY 10, 2017

APPROVED BY STOCKHOLDERS: MAY 18, 2017

AMENDED AND RESTATED BY THE BOARD OF DIRECTORS: FEBRUARY 7, 2019

APPROVED BY STOCKHOLDERS: MAY 15, 2019

AMENDED TO REFLECT SEPARATE INDUCEMENT POOL: MAY 14, 2020

1. PURPOSES OF THE PLAN AND PERMITTED AWARDS.

The purposes of this Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants, and to promote the success of the Company’s business. The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares, and Inducement Awards.

2. SHARES SUBJECT TO THE PLAN.

(a) Shares Subject to the Plan. Subject to adjustments as specified in Section 12 of the Plan, the maximum aggregate number of Shares that may be issued pursuant to Awards other than Inducement Awards under the Plan is 15,737,190 Shares. Notwithstanding the foregoing, an additional 750,000 Shares may be issued pursuant to Inducement Awards as provided in Section 2(e) of the Plan. The Shares may be authorized, but unissued or reacquired Stock.

(b) Treatment of Lapsed Awards. To the extent that an Award terminates, expires, or lapses for any reason, any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Any shares of Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall be treated as issued under this Plan and shall be deducted from the aggregate number of Shares which may be issued under Section 2(a). Shares of Stock repurchased on the open market with the proceeds of an exercise price shall not again be available for the grant of an Award pursuant to the Plan. Notwithstanding that a Stock Appreciation Right may be settled by the delivery of a net number of Shares, the full number of Shares underlying such Stock Appreciation Right shall not again be available for the grant of an Award pursuant to the Plan. In addition, no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as such under Section 422 of the Code. Notwithstanding the foregoing, any Inducement Shares that become available for issuance under the Plan pursuant to this Section 2(b) will only become available for issuance pursuant to Inducement Awards.

(c) Calculation of Share Reserve Under the Fungible Ratio. For purposes of determining the number of Shares issuable or transferred pursuant to Section 2(a) and except with respect to Inducement Awards, each Share which is issued or transferred pursuant to a Full Value Award (i) prior to May 20, 2015, shall be treated as if two Shares had been so issued or transferred, and (ii) on and after May 20, 2015, shall be treated as if 1.17 Shares had been so issued or transferred. To the extent there is issued a Share pursuant to a Full Value Award that counted as more than one Share against the number of Shares available for issuance under this Section and such Share again becomes available for issuance under the Plan pursuant to this Section, then the number of Shares available for issuance under the Plan shall increase by (A) two Shares for Shares returning prior to May 20, 2015, and (B) 1.17 Shares for Shares returning on and after May 20, 2015. To the extent permitted by Applicable Law or any exchange rule, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary of the Company shall not be counted against Shares available for grant pursuant to this Plan. The settlement of any Award in cash shall not be counted against the Shares available for issuance under the Plan.

(d) Incentive Stock Option Limit. Subject to the provisions of Section 12 relating to capitalization adjustments, the aggregate maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options will be 15,737,190 Shares.

(e) Inducement Shares. This Section 2(e) will apply with respect to the 750,000 Shares reserved under this Plan by action of the Board (or the Inducement Committee) to be used exclusively for the grant of Inducement Awards in compliance with NASDAQ Listing Rule 5635(c)(4) (the “Inducement Shares”). Notwithstanding anything to the contrary in this Plan, an Inducement Award (i) may only be granted with the prior written approval of the Inducement Committee and (ii) may be granted only to an Employee who has not previously been an Employee or a Director of the Company or any of its Affiliates, or following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with the Company within the meaning of Rule 5635(c)(4) of the NASDAQ Listing Rules. Incentive Stock Options may not be issued as part of an Inducement Award.

(f) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

3. ADMINISTRATION OF THE PLAN.

(a) Procedure. Unless and until the Board delegates administration to a Committee as set forth below, and subject to Section 2(e), the Plan shall be administered by the Board. The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board. If administration is delegated to a Committee, the Committee shall have the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise. The Board may designate different Committees to administer the Plan with respect to different groups of Service Providers. Notwithstanding anything to the contrary set forth herein, only an Inducement Committee has the power to grant Inducement Awards.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder, provided Inducement Awards can only be granted to certain Employees pursuant to Section 2(e) hereof;

(iii) to determine the number of Shares to be covered by each Award granted hereunder and the date of grant; the date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such later date as is determined by the Administrator;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(viii) to modify or amend each Award (subject to Section 3(c) of the Plan); provided, however, that Administrator may amend the terms of an Award without the affected Participant’s consent if necessary (A) to maintain the qualified status of the Award as an Incentive Stock Option, (B) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code, or (C) to comply with other Applicable Law;

(ix) to determine the terms and conditions of any, and with the approval of the Company’s stockholders, to institute an Exchange Program;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Prohibition Against Repricing. Subject to adjustments made pursuant to Section 12, in no event shall the Administrator have the right to amend the terms of any Award to reduce the exercise price of such outstanding Award or cancel an outstanding Award in exchange for cash or other Awards with an exercise price that is less than the exercise price of the original Award without stockholder approval.

(d) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

4. ELIGIBILITY.

Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares may be granted to Service Providers. Incentive Stock Options may be granted only to Employees and Inducement Awards of any Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares may be granted only to Employees who meet the criteria set forth in Section 2(e).

5. TERMS RELATING TO STOCK OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for Shares purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Award Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a) Term of Option. The term of each Option or SAR will be stated in the Award Agreement and will not exceed ten years from the date of grant, except that in the case of an Incentive Stock Option granted to a Participant who is a Ten Percent Stockholder, the term of the Incentive Stock Option may not be more than five years from the date of grant.

(b) Exercise Price. The exercise or strike price of each Option or SAR will be not less than 100% of the Fair Market Value of the Stock on the date the Award is granted, except that for Options or SARs granted to a Ten Percent Stockholder, the exercise or strike price of each Option or SAR will not be less than 110% of the Fair Market Value of the Stock on the date of grant. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value of the Stock subject to the Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Section 409A and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Stock equivalents.

(c) Waiting Period and Exercise Dates. At the time an Option or SAR is granted, the Administrator will fix the period within which the Option or SAR may be exercised and will determine the vesting requirements and any other conditions that must be satisfied before the Option or SAR may be exercised.

(d) Exercise of an Option. The Administrator will determine the acceptable method (which may be electronic) and form of consideration for exercising an Option, including the method of payment. Such consideration may include: (i) cash; (ii) check; (iii) promissory note, to the extent permitted by Applicable Laws; (iv) other shares of Stock provided that such shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised and provided that accepting such shares of Stock, in the sole discretion of the Administrator, shall not result in any adverse accounting consequences to the Company; (iv) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; (vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (vii) any combination of the foregoing methods of payment. In the case of an Incentive Stock Option, the Administrator will specify in the Award Agreement the acceptable forms of consideration.

(e) Exercise and Payment of a SAR. The Administrator will determine the acceptable method (which may be electronic) to exercise any outstanding SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (i) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Stock equal to the number of Stock equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (ii) the strike price. The appreciation distribution may be paid in Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Award Agreement evidencing such SAR.

(f) Termination of Relationship as a Service Provider. Except as otherwise provided in the applicable Award Agreement, if a Participant ceases to be a Service Provider, other than for Cause or upon the Participant’s death or Disability, any unvested portion of the Option or SAR shall terminate and will revert to the Plan, and the Participant may exercise the vested portion of his or her Option or SAR until the earlier of three months following the Participant’s termination, or expiration of the Option or SAR. If the Participant does not exercise his or her Option or SAR within the time specified, the Option or SAR will terminate, and the Shares covered by such Option or SAR will revert to the Plan. In the case of a Participant terminated for Cause, the Option or SAR will terminate immediately upon such Participant’s termination as a Service Provider, and the Participant will be prohibited from exercising his or her Option or SAR from and after the date of such termination for Cause.

(g) Disability of Participant. Except as otherwise provided in the applicable Award Agreement, if a Participant ceases to be a Service Provider as a result of the Participant’s Disability, any unvested portion of the Option or SAR shall terminate and will revert to the Plan, and the Participant may exercise the vested portion of his or her Option or SAR until the earlier of 12 months following the Participant’s termination, or expiration of the Option or SAR. If the Participant does not exercise his or her Option or SAR within the time specified, the Option or SAR will terminate, and the Shares covered by such Option or SAR will revert to the Plan.

(h) Death of Participant. Except as otherwise provided in the applicable Award Agreement, if a Participant dies while a Service Provider, any unvested portion of the Option or SAR shall terminate and will revert to the Plan, and the Participant’s properly designated beneficiary may exercise the Option or SAR until the earlier of 12 months following Participant’s death, or until expiration of the term of such Option or SAR. If no such beneficiary has been designated by the Participant, then such Option or SAR may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option or SAR is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. If the Option or SAR is not so exercised within the time specified herein, the Award will terminate, and the Shares covered by such Option or SAR will revert to the Plan.

(i) Rights of Holder of Option. Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option or SAR shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject Shares or to direct the voting of the subject Shares) until the Shares covered thereby are fully paid and issued to him. In no case shall an individual holding an Option receive cash or dividend payments or distributions or dividend equivalents attributable to unvested Shares underlying an Option. Except as provided in Section 12(a) hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

6. RESTRICTED STOCK.

(a) Grant of Restricted Stock. The Administrator may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine, provided Inducement Awards of Restricted Stock can only be granted to certain Employees pursuant to Section 2(e) hereof.

(b) Restricted Stock Agreement. Each Restricted Stock Award will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares subject to such Restricted Stock Award, and such other terms and conditions as the Administrator will determine. Unless the Administrator determines otherwise, Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed. The Administrator may impose such other restrictions on Restricted Stock as it may deem advisable or appropriate.

(c) Transferability. Except as provided in this Section 6, Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Removal of Restrictions. Except as otherwise provided in this Section 6, Shares underlying each Restricted Stock Award made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(e) Voting Rights. During the Period of Restriction, Service Providers holding Restricted Stock granted hereunder may exercise full voting rights with respect to such Stock, unless the Administrator determines otherwise.

(f) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Stock unless otherwise provided in the Award Agreement. Any such dividends will be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid. For clarity, Service Providers holding Restricted Stock shall have the right to vote such Stock and the right to receive any dividends declared or paid with respect to such Stock provided that any such dividends shall be subject to the same vesting restrictions as the underlying Shares subject to the Restricted Stock Award during the Period of Restriction. Such dividends so accrued with respect to the Shares subject to any Restricted Stock Award, whether subject to time-based and/or performance-based vesting criteria, shall become payable no earlier than the date the applicable vesting criteria have been satisfied and the Period of Restriction with respect to such Restricted Stock has lapsed.

(g) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

7. RESTRICTED STOCK UNITS.

(a) Grant of Restricted Stock Units; Vesting and Other Terms. Restricted Stock Units may be granted to Service Providers at any time with the number of Units to be determined by the Administrator, provided Inducement Awards of Restricted Stock Units can only be granted to certain Employees pursuant to Section 2(e) hereof. The Administrator will set service-based or other vesting provisions in its discretion which, depending on the extent to which they are met, will determine the number of Units to be issued to the Service Providers. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting schedule, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(b) Earning of Restricted Stock Units; Form and Timing of Payment. Upon vesting of Restricted Stock Units, the holder thereof will be issued that number of Shares equal to the number of Units that have vested. Issuance of Shares upon the vesting of Restricted Stock Units will be made as soon as practicable after vesting, but in no event later than the time required to avoid adverse tax consequences under Section 409A of the Code.

(c) Cancellation of Restricted Stock Units. If a holder of Restricted Stock Units terminates service prior to the vesting of all Units or as otherwise provided in an Award Agreement, all unvested Restricted Stock Units will be forfeited and will again be available for grant under the Plan.

(d) Dividend Equivalents. Dividend equivalents may be credited in respect of Shares covered by an Award Agreement covering a Restricted Stock Unit, as determined by the Board and contained in such Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional Shares covered by the Restricted Stock Unit in such manner as determined by the Board. Any additional Shares covered by the Restricted Stock Unit credited by reason of such dividend equivalents will be subject to all of the same terms and conditions (including forfeiture restrictions) of the underlying Restricted Stock Unit to which they relate, and such dividend equivalent shall not be paid unless and until the time that the Shares underlying the Restricted Stock Unit are vested and are distributed to the Service Provider.

8. PERFORMANCE UNITS AND PERFORMANCE SHARES.

(a) Grant of Performance Units and Performance Shares. Performance Units and Performance Shares may be granted to Service Providers at any time as determined by the Administrator, in such numbers and subject to such other terms and conditions as determined by the Administrator, in its discretion, provided Inducement Awards of Performance Units and Performance Shares can only be granted to certain Employees pursuant to Section 2(e) hereof.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited and will again be available for grant under the Plan.

(g) Dividends and Other Distributions. No cash dividends or distributions declared with respect to Shares subject to the Performance Units/Shares shall be paid to any Participant unless and until the Participant vests in such underlying Performance Units/Shares. Upon the vesting of a Performance Units/Shares, any cash dividends or distributions declared but not paid during the vesting period with respect to such Performance Units/Shares shall be paid to the Participant at the same time or times as the Shares underlying the Performance Units/Shares. Any stock dividends declared on Shares subject to a Performance Units/Shares shall be subject to the same restrictions and shall vest at the same time as the Performance Units/Shares from which said dividends were derived. All unvested dividends shall be forfeited by the Participants to the extent their underlying Performance Units/Shares are forfeited.

9. PERFORMANCE GOALS.

The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria and may provide for a targeted level or levels of achievement (“Performance Goals”) including, with respect to the Company or any business unit: (a) cash position, (b) clinical progression, (c) collaboration arrangements, (d) collaboration progression, (e) earnings per share, (f) a financing event, (g) net income, (h) operating cash flow, (i) market share, (j) operating expenses, (k) operating income, (l) product approval, (m) product revenues, (n) profit after tax, (o) projects in development, (p) regulatory filings, (q) return on assets, (r) return on equity, (s) revenue growth, and (t) total stockholder return, (u) implementation of, progression in or completion of projects or processes (including, without limitation, progress in research or development programs, progress in regulatory or compliance initiatives, clinical trial initiation, clinical trial enrollment, clinical trial results, new or supplemental indications for existing products, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals, product supply and systems development and implementation), (v) completion of a joint venture or other corporate transaction, (w) employee retention, (x) budget management and (y) any other measures of performance selected by the Board. The Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index or to another Performance Goal. With respect to any Award, Performance Goals may be used alone or in combination. The Performance Goals may differ from Participant to Participant and from Award to Award. The Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award.

10. LEAVES OF ABSENCE.

Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company, its Parent, or any of its Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six months and a day following the 1st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

11. TRANSFERABILITY OF AWARDS.

Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate; provided, however, that the Administrator may only make an Award transferable to one or more of the following: (a) a “family member” (as defined pursuant to Rule 701 of the Securities Act of 1933, as amended) of the Participant; (b) a trust for the benefit of one or more of the Participant or the persons referred to in clause (a); (c) a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (a) are the only partners, members or stockholders; or (d) charitable donations.

12. ADJUSTMENTS; DISSOLUTION OR LIQUIDATION; MERGER OR CHANGE IN CONTROL.

(a) Adjustments. In order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, in the event that any dividend or other distribution (whether in the form of cash, shares of Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the shares of Stock occurs, the Administrator shall appropriately adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, the numerical Share limits as specified throughout the Plan.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a Change in Control, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding time-based Options and SARs, including Shares as to which such Awards would not otherwise be vested or exercisable, all time-based restrictions on Restricted Stock shall lapse, and, with respect to Performance Shares, Restricted Stock Units and Performance Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

(i) For the purposes of this Section (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the Fair Market Value of the consideration received in the merger or Change in Control by holders of Stock for each Share held on the effective date of the transaction; provided, however, that if such consideration received in the Change in Control is not solely stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received to be solely stock of the successor corporation or its Parent equal in Fair Market Value to the per share consideration received by holders of Stock in the Change in Control. The continuation or imposition of vesting terms or other restrictions on Awards in connection with a Change of Control shall not prevent such Awards from being considered assumed for purposes of this Section.

(ii) Notwithstanding the above, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(iii) If an Option or SAR is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the Participant that the Option or SAR will be fully vested and exercisable for a stated period of time prior to the Change of Control, as determined by the Administrator, and the Option or SAR will terminate upon the expiration of such period.

(iv) With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant not at the request of the successor, then the Participant will fully vest in all Awards, and shall have the right to exercise Options and SARs for such periods as provided in the applicable Award Agreement.

13. TAX WITHHOLDING.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or shares of Stock having a Fair Market Value equal to the amount required to be withheld, (iii) delivering to the Company already-owned shares of Stock having a Fair Market Value equal to the amount required to be withheld, or (iv) selling a sufficient number of shares of Stock otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the shares of Stock to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

14. CLAWBACK AND RECOVERY OF AWARDS.

All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board has adopted a clawback policy that allows the Company to seek repayment of incentive compensation that was erroneously paid. The policy provides that if the Board, or Compensation Committee as applicable, determines that there has been a material misstatement of publicly issued financial results from those previously issued to the public due to a knowing violation of rules and regulations of the Securities and Exchange Commission or Company policy, or the willful commission of an act of fraud, dishonesty, gross recklessness or gross negligence, our Board or Compensation Committee will review all incentive compensation made to our named executive officers during the three year period prior to the restatement on the basis of having met or exceeded specific Performance Goals. If such payments would have been lower had they been calculated based on such restated results, our Board or Compensation Committee will (to the extent permitted by governing law) seek to recoup the payments in excess of the amount that would have been paid based on the restated results.

15. CONDITIONS UPON ISSUANCE OF SHARES.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

16. AMENDMENT AND TERMINATION OF THE PLAN.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Unless earlier terminated or extended, the Plan will continue in effect until February 6, 2029, at which time it shall terminate without further action on the part of the Board or the Company.

(b) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, without the consent of the Participant. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

17. MISCELLANEOUS

(a) Not an Employment or Service Contract. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

(b) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

(c) Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

(d) Compliance with Section 409A of the Code. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A of the Code, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(e) Choice of Law. The law of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

18. DEFINITIONS.

As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 3 of the Plan. With respect to Inducement Awards, the term “Administrator” shall mean the Board or the Inducement Committee.

(b) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Applicable Law” means the requirements relating to the administration of equity-based awards under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d) “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares and shall include Inducement Awards.

(e) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f) “Board” means the Board of Directors of the Company.

(g) “Cause” means, in respect of a Participant, the meaning ascribed to such term in the written employment agreement between a Participant and the Company then in effect, and in the absence of any written agreement between the Participant and the Company defining such term, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that the service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant under the Plan will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(h) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board occurring within a two-year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(i) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code will be a reference to any successor or amended section of the Code.

(j) “Committee” means a committee of Directors appointed by the Board in accordance with Section 3 of the Plan.

(k) “Company” means Cytokinetics, Incorporated, a Delaware corporation, or any successor thereto.

(l) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary of the Company to render services to such entity.

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with non-discriminatory standards.

(o) “Employee” means any person employed by the Company or any Parent or Subsidiary of the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion, subject to the provisions of Section 3(c).

(r) “Fair Market Value” means, as of any date, the value of Stock determined as follows:

(i) If the Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ Global Market, the NASDAQ Global Select Market or the NASDAQ Capital Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Stock will be the mean between the high bid and low asked prices for the Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Stock, the Fair Market Value will be determined in good faith by the Administrator.

(s) “Fiscal Year” means the fiscal year of the Company.

(t) “Full Value Award” means any Award other than an Option, SAR or other Award for which the Participant pays the intrinsic value (whether directly or by forgoing a right to receive a payment from the Company).

(u) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations thereunder.

(v) “Inducement Award” means an Award granted pursuant to Section 2(e) of the Plan.

(w) “Inducement Committee” means a Committee consisting of the majority of the Company’s independent directors or the Company’s independent Compensation Committee, in each case in accordance with NASDAQ Listing Rule 5635(c)(4).

(x) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(y) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules thereunder.

(z) “Option” means a stock option granted pursuant to the Plan.

(aa) “Outside Director” means a Director who is not an Employee.

(bb) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(cc) “Participant” means the holder of an outstanding Award.

(dd) “Performance Goals” is defined in Section 9 of the Plan.

(ee) “Performance Period” means any Fiscal Year or such other period as determined by the Administrator in its sole discretion.

(ff) “Performance Share” or “Performance Unit” means an Award granted to a Participant pursuant to Section 8.

(gg) “Period of Restriction” means the period during which the transfer of shares of Restricted Stock are subject to restrictions and therefore, the shares of Restricted Stock are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(hh) “Plan” means this Amended and Restated 2004 Equity Incentive Plan.

(ii) “Restricted Stock” means Shares issued pursuant to a Restricted Stock Award under Section 6 of the Plan, or issued pursuant to the early exercise of an Option.

(jj) “Restricted Stock Unit” shall mean a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 7. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(kk) “Service Provider” means an Employee, Director or Consultant.

(ll) “Share” means a share of the Stock, as adjusted in accordance with Section 12 of the Plan.

(mm) “Stock” means the Common Stock of the Company.

(nn) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 5 is designated as a SAR.

(oo) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(pp) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.